CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY

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                          SCHEDULE 14A INFORMATION
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                               DESIGNS, INC.
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              (Name of Registrant as Specified In Its Charter)


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  (Name of Person(s) Filing Proxy Statement if other than the Registrant)




                        [Designs, Inc. Logo]

                                                January 26, 1999

Dear Fellow Stockholder:

            SEYMOUR HOLTZMAN HAS FINALLY TIPPED HIS HAND!

            Dissident stockholder Jewelcor Management, Inc. and its controlling stockholder Seymour Holtzman recently advised the Company that Jewelcor is "prepared to make a proposal" to purchase all of the outstanding shares of common stock of the Company at a price of $3.00 per share, subject to various contingencies, including financial and legal due diligence and the receipt of third party financing.

            MR. HOLTZMAN'S ACTIONS FULLY CONFIRM THE SUSPICIONS THAT THE SPECIAL COMMITTEE OF THE BOARD OF DIRECTORS HAS HAD ALL ALONG CONCERNING
THE CONFLICT OF INTEREST POSED BY HOLTZMAN'S CONSENT SOLICITATION. NOW WE KNOW PRECISELY WHY MR. HOLTZMAN HAS TRIED TO PRESSURE THE COMPANY TO REMOVE ITS STOCKHOLDER RIGHTS PLAN AND ITS OTHER STOCKHOLDER PROTECTIONS!
CLEARLY, MR. HOLTZMAN'S GOAL IN SEEKING TO HAVE THESE PROTECTIONS REMOVED WAS TO FURTHER HIS OWN DESIRE TO BUY THE COMPANY ON THE CHEAP RATHER THAN TO BENEFIT ALL OF THE COMPANY'S STOCKHOLDERS.

            Despite the fact that Mr. Holtzman has now admitted his potential interest in acquiring the Company, he has not yet withdrawn his consent solicitation. Now it is more important than ever that you not consent to Holtzman's proposals in order to stop him from being on both sides of the table in a potential sale of the Company.

            DON'T GIVE SEYMOUR HOLTZMAN THE OPPORTUNITY TO BUY YOUR COMPANY ON THE CHEAP BY GIVING HIM CONTROL OF YOUR BOARD. PROTECT THE VALUE OF YOUR INVESTMENT!

            As discussed in our previous letters to you, a change in control of your Board as contemplated by Mr. Holtzman's proposals would give the Company's lender, BankBoston Retail Finance, Inc., the ability to terminate its $50 million loan facility and demand immediate payment of all amounts outstanding under the loan.

            BANKBOSTON HAS A RATHER UNPLEASANT BUSINESS HISTORY WITH
MR. HOLTZMAN.  IN 1990, THE FIRST NATIONAL BANK OF BOSTON, AN AFFILIATE
OF BANKBOSTON RETAIL FINANCE, INC., HAD OUTSTANDING APPROXIMATELY $100 MILLION IN LOANS TO JEWELCOR, INC., A COMPANY ACQUIRED BY HOLTZMAN AND OTHERS IN A LEVERAGED BUYOUT IN 1988. JEWELCOR, INC. FAILED TO PAY ITS SCHEDULED
INTEREST IN A TIMELY MANNER PROMPTING BANKBOSTON TO INITIATE LEGAL ACTION AGAINST JEWELCOR, INC. BANKBOSTON LOST MANY MILLIONS OF DOLLARS IN
CONNECTION WITH THE BANKRUPTCY OF JEWELCOR, INC. FOLLOWING MR. HOLTZMAN'S ACQUISITION OF THAT COMPANY. We believe BankBoston will not want to risk losing any more money to a Holtzman-controlled company. You can be sure that the disruption to the Company's business that would result if BankBoston were to demand immediate payment of its loan would have a disastrous effect on the process of selling the Company.

            The Levi Strauss & Co. relationship is also critical to the ongoing operation of the Company and must be preserved while the sale process is pending. However, the continued effectiveness of the Company's license to use the Levi's and Docker's name on its 95 outlet stores would not be guaranteed if Holtzman gains control of your Board and Levi Strauss asserts that a transfer of control of the Company has occurred. If the license is terminated, the Company will lose the right to operate most of its 95 Levi's and Docker's outlet stores under the terms of the existing leases for those stores. This scenario would have a devastating effect on the Company's business and would jeopardize the sale process.

            The process of identifying and contacting potential buyers for the Company is well underway. THE SPECIAL COMMITTEE'S FINANCIAL ADVISOR HAS SENT CONFIDENTIALITY AGREEMENTS AND EVALUATION MATERIALS TO A NUMBER OF POTENTIAL BUYERS (INCLUDING MR. HOLTZMAN) WHO ARE NOW IN THE PROCESS OF REVIEWING THIS MATERIAL AND, IN CERTAIN CASES, HAVE ALREADY BEGUN THEIR DUE DILIGENCE INVESTIGATIONS. Mr. Holtzman's proposal will be considered along with other bids we hope to receive as part of that ongoing process.

            THE SPECIAL COMMITTEE IS FULLY COMMITTED TO MAXIMIZING STOCKHOLDER VALUE IN THE NEAR TERM THROUGH A SALE OF THE COMPANY. TURNING CONTROL OF YOUR BOARD OF DIRECTORS TO HOLTZMAN COULD WELL DEPRIVE YOU OF THAT VALUE. We urge you not to sign Jewelcor's WHITE consent card. If you have already signed a WHITE consent card, it's not too late.

              Even if you have previously signed Jewelcor's WHITE consent card, please sign, date and mail the enclosed BLUE Consent Revocation Card immediately. This will help us to end this distraction from our real goal: to sell the Company to the highest bidder. We need your help to get the highest possible price. Sign, date and mail the enclosed BLUE card today.

            The Special Committee thanks you for your continued trust and support.

                               Sincerely,

                               The Special Committee of the Board of Directors

                               /s/ James G. Groninger
                               James G. Groninger
                               Chairman of the Special Committee


            IF YOU HAVE ANY QUESTIONS ABOUT GIVING YOUR REVOCATION
                     OF CONSENT OR REQUIRE ANY ASSISTANCE.
                                PLEASE CALL:

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